EXHIBIT 5

August 12, 2005

Resources Connection, Inc.

695 Town Center Drive, Suite 600

Costa Mesa, California 92626

Re:	Registration of Securities of Resources Connection, Inc.

Ladies and Gentlemen:

In my capacity as Chief Legal Officer of Resources Connection, Inc., a Delaware corporation (the “Company”), you have required my opinion in connection with the Form S-8 Registration Statement (the “Registration Statement”) filed by the Company on or about the date hereof relating to up to 4,657,623 shares of the Company’s common stock, par value $0.01 per share (the “Shares”). All of the Shares are issuable pursuant to the Resources Connection, Inc. 2004 Performance Incentive Plan (the “Plan”).

In my capacity as Chief Legal Officer of the Company, I have examined originals or copies of those corporate and other records of the Company I considered appropriate.

The law covered by this opinion is limited to the General Corporation Law of the State of Delaware. I express no opinion with respect to the applicability or the effect of any other laws and no opinion regarding statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

On the basis of such examination and my consideration of those questions of law I considered relevant, and subject to the limitations and qualifications in this opinion, I am of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, and upon payment for and delivery of the Shares as contemplated in accordance with the Plan, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

I consent to the reference to this firm in the Registration Statement and to your filing of this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ Kate W. Duchene

Kate W. Duchene
Chief Legal Officer, Executive Vice President of Human Relations and Assistant Secretary